SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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THISTLE GROUP HOLDINGS, CO.
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(Name of Registrant as Specified In Its Charter)

Jewelcor Management, Inc.
100 N. Wilkes-Barre Blvd., 4th Floor
Wilkes-Barre, PA 18702

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

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ATTENTION!
Fellow Thistle / Roxborough - Manayunk
Bank Shareholders

From: The Committee to Maximize Shareholder Value


STOP! - LOOK! - READ!

     STOP - When you receive your Thistle Group Holdings, Co. proxy material...STOP! DO NOT sign and return management's white proxy card.

      LOOK - In a few days, LOOK for additional proxy material from The Committee to Maximize Shareholder Value. The
             Committee's proxy material will contain our plan to enhance shareholder value and a BLUE proxy card.

     READ - Please READ the information The Committee has provided concerning the dismal performance of our Company.

We care about the value of the stock

The Committee to Maximize Shareholder Value cares because it owns
5.49% or 362,176 shares of stock and has nominated two outstanding individuals who are committed to one goal . . . SELLING THE BANK to the highest bidder, however, this goal may or may not be limited by the Board's fiduciary duties. This year you have the opportunity to make a difference. It may be our last chance!




POTENTIAL THISTLE VALUATION
BASED ON BOOK VALUE

** $21.64 **

Based on summary statistics for mergers announced on or following January
1, 2000 (according to SNL Securities) for Thrifts with assets of $500 million to $1 billion, the Committee believes that a thrift institution with a book value of $13.09 (Book Value as of Thistle's most recent Quarterly Report on Form 10-Q filed November 14, 2001), if acquired, could command a price of $21.64. This price is 82% higher than the closing price of Thistle's Common Stock on March 18, 2002.

The Committee is taking this action because Thistle's management and incumbent Board of Directors has consistently demonstrated their lack of interest in enhancing stockholder value. Instead, their focus appears to be on maximizing management compensation and entrenching themselves on the Board. We urge you not to support these individuals whose pathetic management of the Company's operations have done nothing but cause the stock's price to under-perform the industry average for the last 3 years. The existing management and Board of Director's of Thistle, no longer have earned the right to remain independent.




Time is of the essence.

When you receive our material in the next 2 to 3 days, we urge you to review it and then sign and return the BLUE proxy card immediately.




What are the Board of Directors afraid of?

After their original notification, the Board of Directors of Thistle has attempted to obstruct the Committee's proxy solicitation by changing the date of the Annual Meeting to two weeks earlier and amending Thistle's By-laws in order to disadvantage the shareholders.

Let the Shareholders speak!

The Committee is determined to tell its' story to all Shareholders. We will not allow underhanded legal manipulation by the Board to deter us. Let the Shareholders speak and decide whom they want to represent them on Thistle's Board.

Your vote does matter!

Please . . . STOP, LOOK and READ our proxy material before you cast your vote. You will receive the Committee's proxy material and BLUE proxy card shortly. Time is of the essence. We urge you to review our material and then sign and return the BLUE proxy card immediately. You can bring a positive change to Thistle, which, we are sure you will agree, is long overdue.

Sincerely;
The Committee to Maximize Shareholder Value



Seymour Holtzman                                     James A. Mitarotonda
561-672-4713

P.S. You may also call our proxy soliciting firm D.F. King & Co. at 800-488-8095, if you have any questions.



Information Regarding the Committee to Maximize Shareholder Value

The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in any solicitation that the Committee to Maximize Shareholder Value may make in the future with respect to the shares of Thistle Group Holdings Co,: Jewelcor Management,
 Inc., a Nevada corporation, beneficially owns 330,826 shares of the Company's outstanding Common Stock; Barington
Companies Equity Partners, L.P., a Delaware limited partnership, beneficially owns 17,850 shares of the Company's outstanding Common Stock. Barington Companies Investors, LLC is the general partner of Barington Companies Equity Partners, L.P. James Mitarotonda is the managing member of Barington Companies Investors, LLC.; musicmaker, a Delaware corporation, beneficially owns 13,500 shares of the Company's outstanding Common Stock. Messrs. Holtzman and
Mitarotonda may also be deemed to be participants but do not individually own any Common Stock of the Company.

When the Committee to Maximize Shareholder Value engages in the solicitation with respect to the shares of Thistle Group Holdings, Co. it will prepare and disseminate a proxy statement with respect to this solicitation. Shareholders should read this proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange commission's web site at http//:www.sec.gov. without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Jewelcor Management, Inc. by oral or written request to: Jewelcor Management, Inc. Attention:Seymour Holtzman 100 N. Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre,
PA 18702

For more information please contact Seymour Holtzman (561) 672-4713